March 25, 2011

Dear Shareholder,

On behalf of the Board of Directors of CIB Marine Bancshares, Inc. (“CIB Marine” or the “Company”), I would like to take this opportunity to introduce myself, and to provide you with an update on recent developments.

As you may know, Mr. John P. Hickey, Jr. resigned as CEO of CIB Marine and our subsidiary, CIBM Bank, effective January 31, 2011. Following receipt of all necessary regulatory approvals, I have succeeded Mr. Hickey as President and CEO of both CIB Marine and CIBM Bank. Mr. Hickey continues to assist CIB Marine and its subsidiaries on various matters, including serving as Chairman of the Boards of CIB Marine and CIBM Bank, and as a member of CIB Marine’s Executive Loan Committee.

2010 Financial Results
Today, we filed our Annual Report on Form 10-K with the Securities and Exchange Commission (SEC) for the fiscal year ended December 31, 2010. The Form 10-K provides information which will be important to our shareholders about our 2010 financial results (highlights are provided below in this letter) and addresses a number of significant issues facing our company. We encourage you to review the Form 10-K on our website at www.cibmarine.com.

Net loss for 2010 was $17.3 million for the year, an improvement from the $40.8 million net loss before extraordinary net gains during 2009. During 2009, we recorded an extraordinary gain of $54.5 million resulting from the successful completion of a pre-packaged plan of reorganization. Net loss per share was $0.95 for 2010 compared to net income per share of $0.75 for 2009 and net loss per share of $2.24 for 2009 before extraordinary net gains. Book value per share was $0.48 at the end of 2010 compared to $1.36 at the end of 2009.

In 2009, we achieved a critical milestone of reorganizing and eliminating our trust preferred debt in exchange for preferred shares. In addition, 2009 was notable for deteriorated market conditions and their negative impact on the Company. The year 2010 showed some improvements in our operating results, despite continued weak real estate markets and a poor business economy. We took a number of actions to reduce operating expenses and improve net interest margins. Additionally, we managed our balance sheet and provided additional capital resources to our subsidiary, CIBM Bank, in order to achieve a Tier 1 capital ratio of 10.04% and maintain compliance with the capital requirements of CIBM Bank’s Consent Order.

Important factors that contributed to our results in 2010 were:

•	Net interest income improved significantly from $15.5 million in 2009 to $21.0 million in 2010, reflecting the elimination of our trust preferred debt and improved funding costs at CIBM Bank. The net interest margin improved from 1.90% during 2009 to 3.21% during 2010 despite the continued elevated levels of short-term lower yielding liquid assets and non-accrual loans at CIBM Bank.

•	Although credit quality continues to be a challenge due to deteriorated real estate market conditions and high levels of unemployment in the economy, our nonaccrual loans (including those held for sale) decreased from $57.9 million at year end 2009 to $34.5 million at year end 2010. Also, other real estate owned increased from $0.8 million to $5.3 million, respectively, and performing restructured loans increased from $0.8 million to $5.5 million, respectively, over the same time period. To address the continued credit quality issues, loan loss provision expense during 2010 was $15.3 million compared to $27.4 million during 2009.

•	Noninterest income decreased $0.4 million from $1.5 million for the year ended December 31, 2009, to $1.1 million for the year ended December 31, 2010. The decrease was primarily due to a $0.4 million decrease in gain on sale of securities, a $0.2 million increase in OTTI expense and a $0.1 million decrease in deposit service charges, all offset by a $0.3 million increase in gain on sale of assets.

•	Noninterest expense decreased $7.0 million, or 22.6%, from $31.0 million in 2009, to $24.0 million in 2010. The decrease was primarily the result of the following:

•	Compensation and employee benefits decreased $2.8 million, or 21.4%, during 2010 compared to 2009, primarily due to decreased payroll expense, bonuses, group health insurance and a reversal of stock option expense. The total number of full-time equivalent employees decreased from 165 at December 31, 2009, to 145 at December 31, 2010.

•	Professional services costs decreased $1.8 million, or 46.1%, during 2010 compared to 2009 primarily due to the completion of the restructuring during 2009, which resulted in lower legal and accounting costs during 2010.

•	Write down of assets was $1.8 million for 2010, primarily as a result of $0.4 million in write downs of OREO, $1.2 million in write downs of loans held for sale, and $0.2 million in write downs of fixed assets related to branch closures.

•	While total deposits at CIBM Bank were down in 2010, assessment rates for FDIC insurance premiums were up, which resulted in FDIC insurance premiums of $1.9 million during 2010, compared to $1.8 million during 2009.

Our progress in 2010 was slow, but steady, and we still have much work to do to enhance our balance sheet and restore profitability.  As a result we have announced we are closing our Scottsdale, Arizona office.  This action, to be completed in the second quarter of this year, will allow us to focus on providing excellent service to our new and existing customers in our core banking markets in the Midwest.  As we begin 2011 we have seen some recent improvements in the economy, but weak real estate markets continue to be a drag on the banking system in general, and us included.  Nonetheless, we are focused on three major activities – improving credit quality, maintaining capital, and enhancing earnings.

2011 Annual Meeting
We have scheduled our annual meeting of shareholders for 1:00pm on May 26, 2011, at the Milwaukee Athletic Club. Additional information regarding the annual meeting, including the proxy statement and shareholder proxy card for voting, is forthcoming.

Sincerely,

Chuck Ponicki
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2010.